Exhibit 10.3

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
DATED DECEMBER 13, 2006

This agreement shall serve as a fourth amendment to the Employment Agreement dated December 13, 2006 between Snap Interactive, Inc. (formerly known as Etwine Holdings, Inc.) (“the Company”), a Delaware Corporation at 366 North Broadway, Suite 41042, Jericho, NY 11753, and Clifford Lerner, (“Employee”) c/o Snap Interactive, Inc., 366 North Broadway, Suite 41042, Jericho, NY 11753.

IN CONSIDERATION of the mutual covenants contained in this Amendment to the Employment Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Employee agree that the original terms of the Employment Agreement and all amendments thereto shall continue until such time as a new employment agreement for the Employee is executed. The following shall be the only change to the previous terms of the Employment Agreement:

The Company will indemnify and hold harmless Employee with respect to any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if the Employee is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance.

1.
Indemnification. To the extent permitted by law, the Company will indemnify and hold the Employee against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if the Employee is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance.

Promptly after receipt by the Employee under this section of notice of the commencement of any action (including any governmental action), Employee shall, if a claim in respect thereof is to be made against any Employee under this section, deliver to the Company a written notice of the commencement thereof and the Employee shall have the right to participate in, and, to the extent the Employee so desires to assume the defense thereof with counsel selected by the Company and approved by the Employee (whose approval shall not be unreasonably withheld); provided, however, that the indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Employee, if representation of such indemnified party by the counsel retained by the Employee would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Employee within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Employee of any liability to the indemnified party under this section, but the omission so to deliver written notice to the Employee will not relieve it of any liability that it may have to any indemnified party otherwise than under this section.

If the indemnification provided for in this section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Employee, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Employee on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Employee and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by the Employee or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

The “Company”

Attest:	Snap Interactive, Inc.

/s/Clifford Lerner
Secretary	Name: Clifford Lerner
Title: President and Chief
Employee Officer

The “Employee”

/s/Clifford Lerner
Witness	Clifford Lerner